EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

April 28, 2004

Novatel Wireless, Inc.

9255 Towne Centre Drive, Suite 225

San Diego, CA 92121

Re:	Registration Statement No. 333-114116; 8,625,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the registration by Novatel Wireless, Inc., a Delaware corporation (the “Company”), of up to 8,625,000 shares (including up to 1,125,000 shares subject to the underwriters’ over-allotment option) of common stock, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, on Form S–3 filed with the Securities and Exchange Commission on April 1, 2004 (File No. 333– 114116), as amended by Amendment No. 1 filed on April 14, 2004 and Amendment No. 2 filed on April 28, 2004 (collectively, the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters”.

Very truly yours,

/s/ Latham & Watkins LLP